Exhibit 99.1

FUEL TECH, INC.

2023 APC Officer and NSM Commission Plan

1.	OBJECTIVE; EFFECTIVE DATE

1.1.          Objective. This 2023 Air Pollution Control (“APC”) Officer and NSM Commission Plan (“Plan”) describes the terms upon which Fuel Tech, Inc. (“Fuel Tech”) will compensate its Senior Vice President, Sales and its National Sales Manager, Sales for the sale of products and services relating to its APC line of business for sales occurring in the United States and Canada. The objective of this Plan is to increase the revenues and profitability of Fuel Tech by providing compensation incentives to its Senior Vice President, Sales and its National Sales Manager, Sales.

1.2.          Effective Date. This Plan shall be effective as of January 1, 2023 and continue in effect through December 31, 2023, subject to the terms hereof.

2.	DEFINITIONS

“APC Product Line” – means any of the following product lines or services offered by Fuel Tech: (a) the ASCR product Line, (b) the SCR product Line, (c) the combustion modification product Line, (d) the HERT SNCR product line, (e) the NOxOUT® SNCR product Line, (f) the NOxOUT ULTRA® product Line, (g) catalyst and catalyst services, (h) turnkey installation services, (i) CFD modeling and (j) consulting Services.

“Commission” — means the commission paid to the Officer or NSM in accordance with this Plan.

“Eligible Employee” — means any Fuel Tech employee eligible for participation in the 2021 APC Employee Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.

“Employee Commission Plan” — means the 2023 APC Employee Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.

“NSM” — means Fuel Tech’s National Sales Manager, APC Sales.

“Officer” — means Fuel Tech’s Senior Vice President, Sales.

“Sales Contract” – means a comprehensive set of executed, legally binding documents between Fuel Tech and a customer, in form and substance acceptable to Fuel Tech.

“Specified Percentage” — means the confidential percentage rate provided to the Officer and the NSM together with this Plan.

3.	COMMISSION

 3.1          Commission. For each Sales Contract involving the sale of equipment included in an APC Product Line in the United States and Canada, Fuel Tech shall pay to the Officer and the NSM a Commission equal to the Specified Percentage. A Commission shall only be payable on any such Sales Contract if a commission would be payable to an Eligible Employee under Fuel Tech’s 2021 APC Employee Commission Plan for such Sales Contract.

 3.2          Payments. Following the end of each calendar quarter during which this Plan is in effect, Fuel Tech will determine the aggregate amount of Commission due to the Officer or NSM based upon Fuel Tech’s then-current internal accounting records in accordance with GAAP, and pay the Officer or NSM the amount of such Commission from the prior calendar quarter within forty-five (45) days, subject to any offsets.

4.	ADDITIONAL TERMS

4.1          Dispute Resolution. Disagreements or disputes between Fuel Tech and the Officer or NSM arising out of or relating to the interpretation of this Plan shall be submitted to the Chief Executive Officer for resolution. Such officers shall decide the issue in their sole and absolute discretion. Any such decision shall be final and binding.

4.2           Modification, Amendment or Termination. This Plan is subject to modification, amendment or termination at any time at the discretion of Fuel Tech. Fuel Tech shall provide the Officer and NSM with written notice of any such modification, amendment or termination.

4.3          No Effect on Employment. This Plan is not intended to and does not in any way alter the at-will nature of the Officer’s employment with Fuel Tech, nor does it constitute a guarantee of employment for a specified period. Employment with Fuel Tech is at will, which means that either the Officer, NSM or Fuel Tech may terminate the employment relationship at any time, with or without cause or prior notice. This Plan does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly owned subsidiaries and the employee.

4.4          Disclaimer. This Plan is only valid for the year 2023. There is no guarantee that in 2023 or in subsequent years a commission plan or similar plan shall be adopted, and, if adopted, the terms, conditions and provisions of any such plan shall be determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of Fuel Tech.

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